As filed with the Securities and Exchange Commission on January 21, 2004

-------------------------------------------------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   MAXXON, INC.
              (Exact name of small business issuer in its charter)

        Nevada                       0-28629                   73-1526138
        ------                       -------                   ----------
(State of incorporation)          (SEC File No.)          (IRS Employer ID No.)

                            9202 South Toledo Avenue
                              Tulsa, Oklahoma 74137
              (Address of Principal Executive Offices and Zip Code)

                                  With Copy To:
                                Ronald C. Kaufman
                              Kaufman & Associates
                          624 South Boston, Suite 1070
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463

                         Calculation of Registration Fee

                                                                                     Proposed     Proposed
                                                                                      Maximum      Maximum
                                                                  Amount to be       Offering     Aggregate     Amount of
                                                                  Registered (1)     Price per    Offering     Registration
Title of Securities to be Registered                                                  Share (2)      Price         Fee (3)
---------------------------------------------------------------  ---------------   ------------ ------------ --------------
Common Stock, $0.001 par value.................................   8,000,000 (4)       $0.08      $640,000        $51.78
Common Stock, $0.001 par value.................................   7,500,000 (5)       $0.08      $600,000        $48.54

                                                                                                              --------------
                                                                                                                $100.32
                                                                                                              --------------

(1) Pursuant to Rule 416, this amount also includes an indeterminate number of additional shares which may be offered and issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. This estimate is based upon the average of the reported high and low sales prices for a share of Maxxon, Inc. common stock on January 13, 2004.

(3) Fees are calculated by multiplying the aggregate offering price by .00008090 pursuant to Section 6(b) of the Securities Act.

(4) Represents shares of common stock to be issued upon exercise of common stock options pursuant to the 2001 Stock Option Plan.

(5) Represents 3,500,000 shares of common stock to be issued pursuant to legal services agreements, 3,000,000 shares of common stock to be issued pursuant to employment agreements, and 1,000,000 shares of common stock to be issued pursuant to a business consulting agreement.

EXPLANATORY STATEMENT
         Maxxon, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 7,500,000 shares of its common stock pursuant to certain legal services, consulting and employment agreements.

         This registration statement also includes a reoffer prospectus which may be used for reofferings and resales, on a continuous or delayed basis in the future, of up to 8,000,000 shares of common stock to be issued upon the exercise of common stock options granted pursuant to the 2001 Stock Option Plan.

                               REOFFER PROSPECTUS

                                  Maxxon, Inc.

                        8,000,000 Shares of Common Stock

     This prospectus covers the offering and sale of up to 8,000,000 shares of Maxxon common stock that are issuable upon the exercise of options by certain Selling Security Holders (see "SELLING SECURITY HOLDERS").

     The Selling Security Holders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of common stock by the Selling Security Holders, however, we could receive up to $400,000 from the exercise of options by the Selling Security Holders, if ,and to the extent that, such options are exercised. Our common stock trades over-the-counter under the symbol "MXON." On January 20, 2004, the closing price of our common stock was $0.12 per share.

     The mailing address and telephone number of our principal executive offices are 9202 South Toledo Avenue, Tulsa, Oklahoma 74137, (918) 491-7557.

--------------------------------------------------------------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3.
--------------------------------------------------------------------------------

     This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is January 21, 2004

                                TABLE OF CONTENTS

ABOUT THE COMPANY.......................................................2
RISK FACTORS............................................................3
USE OF PROCEEDS.........................................................8
SELLING SECURITYHOLDERS.................................................9
PLAN OF DISTRIBUTION....................................................10
LEGAL MATTERS...........................................................10
EXPERTS.................................................................10
WHERE YOU CAN FIND MORE INFORMATION.....................................10
INCORPORATION BY REFERENCE .............................................10



ABOUT THE COMPANY
-----------------
     We are a development-stage company that is principally engaged in the design and development of safety medical devices intended to reduce the risk of accidental needle stick injuries among health care workers. We presently do not have any products for sale. We have designed a retractable safety syringe and a retractable safety blood drawing device. We plan to bring these products to market either by licensing them to established medical device manufacturers, or by entering into joint development or similar collaboration arrangements. On November 13, 2003 we entered into an agreement with Globe Medical Tech, Inc. to manufacture 10,000,000 of our retractable safety syringes (3cc. with locking mechanism) at Globe's manufacturing facilities in China. The agreement is subject to Maxxon raising $1.4 million to fund the project. See "Status of Our Safety Needle Devices", below.

     It could take a significant amount of time, perhaps years, before our products are available for sale either in the United States, our primary target market, or anywhere else in the world. Our potential collaborative partners may require a significant amount of time to develop manufacturing processes and/or to obtain specialized equipment, if any is required. Our products will also require FDA approval before they can be sold in the United States, a process that is time-consuming and costly, with no guarantee of approval. Our business is subject to numerous risks and uncertainties that are more fully described in "RISK FACTORS."

The Problem of Accidental Needlestick Injuries
----------------------------------------------
     There is an increasing awareness of the risk of infection from needlesticks and the need for safer medical devices to reduce the risk of accidental needlesticks. The Centers for Disease Control and Prevention (CDC) estimated that each year between 600,000 to 800,000 needlestick injuries occur among health care workers. Accidental needlesticks may result in the spread of infectious diseases such as hepatitis B and C, HIV, and tuberculosis. In March 2000, CDC estimated that, depending on the type of device used and the procedure involved, 62% to 88% of needlestick injuries could be prevented by the use of safer medical devices.

Our Retractable Safety Needle Devices
-------------------------------------
     Our retractable safety devices are designed to be similar to standard non-safety devices in appearance, size, and performance. We believe that this similarity is important as it could increase the chances that our safety needle devices will be accepted by health care professionals.

         Safety Syringe
         --------------
         Our retractable safety syringe is a 3cc with locking mechanism. After an injection has been given, the user applies pressure on the plunger, which causes the needle to automatically and fully retract into the body of the syringe. The safety syringe is designed to accommodate any standard sized needle. The vacuum is created at the time of use.

         Safety Blood Drawing Device
         ---------------------------
          Our retractable safety blood drawing device is designed to work as follows--after blood has been taken, a special vacuum tube is attached to the needle, which causes the needle to automatically and fully retract into the tube. The needle seals in place rendering it harmless and inoperable.

Status of Our Safety Needle Devices
-----------------------------------
     Our retractable safety needle devices are in the development stage. We are presently pursuing collaborative arrangements for the manufacturing and marketing of our 3 cc. retractable safety syringe with locking mechanism. On October 29, 2003, we announced receiving a proposal from a large plastics manufacturer to produce a minimum of 5,000,000 of our retractable safety syringes using four cavity molds and hand assembly in the contract manufacturer's FDA registered medical plant in Juarez, Mexico. The proposal was subject to us raising the $1.5 million required to proceed with the project and subject to the execution of a formal agreement by us and the contract manufacturer. We decided in favor of another proposal.

     On November 13, 2003, we entered into an agreement with Globe Medical Tech, Inc. to manufacture our 3cc retractable safety syringe with locking mechanism at Globe's manufacturing facilities in China. Globe's responsibilities will include making production molds, production development assistance and validation of the initial assembly process, all product testing, test data and prototype product samples for submission to the FDA in connection with the planned 510(k) submission. Globe agreed to produce 10,000,000 of our retractable safety syringes, packaged and sterilized, for $1.4 million. Globe's production capacity at their China plant is approximately 2,000,000 syringes per month. Globe estimates that production molds will be completed 6-8 weeks after the project begins. The proposal is subject to Maxxon raising the $1.4 million, of which 50% will be due when the project begins, 25% will be due upon receipt of FDA approval for the syringe, and 25%will be due after receiving the syringes. The Company is presently seeking the capital necessary to begin the project, however, there is no assurance that the Company will be successful in raising the capital on acceptable terms, if at all.

Liquidity and Capital Resources and Cash Requirements
-----------------------------------------------------
     We have no cash and are unable to pay  present  obligations  as they become due. We are searching for additional financing to generate the liquidity necessary to continue our operations. During the next twelve months we estimate that $1.4 million will be required pursuant to the proposal from Globe Medical Tech, Inc., and approximately $600,000 will be needed to pay for operating costs such as rent, telephone, auditing and financial reporting requirements, and administrative expenses, including salaries. We will require additional funds for pending litigation, although we can not estimate with certainty how much will be required. Due to current economic conditions and the Company's risks and uncertainties, there is no assurance that we will be able to raise any additional capital on acceptable terms, if at all. Because of these uncertainties, the auditors have expressed substantial doubt about our ability to continue as a going concern. We do not presently have any investment banking or advisory agreements in place and due to the Company's risks and uncertainties, there is no assurance that we will be successful in establishing any such agreements. Even if such agreements are established, there is no assurance that they will result in any funding. If we obtain additional funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock. If adequate funds are not available to us on satisfactory terms, we may be required to cease operating or otherwise modify our business strategy.


                                  RISK FACTORS

         You should carefully consider each of the risks and uncertainties described below and all the other information contained herein before making an investment decision. The trading price of our common stock could decline if any of the following risks and uncertainties develops into actual events, and you may lose all or part of the money you paid to buy our common stock.

--------------------------------------------------------------------------------
Because We Have No Products for Sale, We Do Not Generate Revenue And Do Not Have Other Resources To Fund Our Activities; These Conditions Raise Substantial Doubt About Our Ability To Continue As A Going Concern
--------------------------------------------------------------------------------
         Because our retractable safety needle devices are in the development stage, we have no revenue, earnings or cash flow to be self-sustaining. Our independent accountants have stated in their opinion to the audited financial statements for the period ended December 31, 2002 that "the Company is a development stage company with insufficient revenues to fund development and operating expenses. The Company also has insufficient cash to fund obligations as they become due. These conditions raise substantial doubt about its ability to continue as a going concern."

     If we are unable to obtain the funding necessary to commercialize our retractable safety needle devices then our business and financial condition will be materially adversely affected.

--------------------------------------------------------------------------------
We Require At Least $2.0 Million Over The Next Twelve Months To Continue Our Commercialization Efforts Related To Our Retractable Safety Syringe. We Will
Require   Substantial   Additional   Capital  Thereafter  To  Commercialize  Our
Retractable Safety Needle Devices. We May Have Difficulty Raising Capital When We Need It, Or At All. Raising Such Capital May Dilute Stockholder Value
--------------------------------------------------------------------------------
         We will require an estimated $2.0 million in stages over the next twelve months to continue our commercialization efforts related to our retractable safety syringe. We have entered into an agreement with Globe Medical Tech, Inc. to manufacture 10,000,000 of our retractable safety syringes in China. The project will cost us $1.4 million, of which $700,000 is payable in advance. The manfucturing process involves building molds, designing manufacturing processes and obtaining specialized equipment, as well as actually making, assembling, sterilizing, packaging and delivering the retractable safety syringes. The remaining $700,000 will be due in stages, with payment in full required prior to delivery of the retractable safety syringes to us. Once the manufacuturing process begins, we could have retractable safety syringes within twelve months. There is no assurance, however, that we will be successful in raising the $700,000 required to begin the project or the remaining $700,000 required to complete the project. There is no assurance that the project will not require significantly longer than one year or to complete and there is no assurance that the project will not cost significantly more than $1.4 million. In addition to the $1.4 million required to manufacture 10,000,000 of our retractable safety syringes, we also require an estimated $600,000 during the next twelve months for administrative expenses. See "PLAN OF OPERATION".

         We will require substantial additional capital thereafter to commercialize our retractable safety needle devices. Our commercialization efforts will include, but are not limited to, entering into agreements with third parties for manufacturing (including building molds, designing manufacturing processes and obtaining specialized equipment), marketing and distribution, and obtaining FDA and/or other regulatory approvals, all of which are necessary before our retractable safety needle devices can be sold and which may take a significant amount of time, if not years, to complete.

         Due to the current economic conditions and the risks and uncertainties surrounding our Company, we may not be able to secure any financing on acceptable terms, if at all. If we obtain funds by selling any of our equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience substantial dilution, the price of our common stock may decline, or the equity securities may have rights, preferences or privileges senior to the common stock. To the extent that services are paid for with common stock or stock options that are exercised and sold into the market, the market price of our common stock could decline and your ownership interest will be diluted. If adequate funds are not available to us on satisfactory terms, we may be required to limit or cease our operations, or otherwise modify our business strategy, which could materially harm our future business prospects.

--------------------------------------------------------------------------------
Until The SEC Civil Action Is Concluded, Our Ability To Raise Additional Capital Or To Enter Into Collaborative Development Arrangements For Our Safety Needle Devices Could Be Adversely Impacted. The Cost Of Defending Against This Action, Including The Diversion Of Time And Resources, Could Harm Our Future Prospects.
--------------------------------------------------------------------------------
     The SEC made allegations in a civil action against us, our officer and certain employees (See Notes to Financial Statements-Note 3 "Litigation"). We believe the allegations are not true and we have chosen to vigorously defend against them. Based on the current scheduling order, we expect the case to be decided in late 2004 unless resolved sooner, either by mutual agreement or by summary judgment. There is no assurance, however, that we will have the financial and other resources necessary to continue our defense. Until this civil action is resolved, our ability to raise additional capital or to continue with our commercialization efforts could be adversely impacted. The cost of defending against the civil action, including the diversion of time and resources away from our commercialization efforts, could harm our future prospects.

--------------------------------------------------------------------------------
If We Do Not Obtain FDA Approval For Our Safety Needle Devices, Then Our Future Prospects Could Be Harmed.
--------------------------------------------------------------------------------
     Our retractable safety syringe and our retractable safety blood drawing device will require FDA approval before they can be sold in the United States, which is our primary target market. We have not yet applied for or received FDA approval for our current retractable safety syringe (3 cc. with locking mechanism) or our retractable safety blood drawing device.

     We attempted to obtain FDA approval through a 510k market notification ("510k") for a previous syringe design (now referred to as the "Rippstein Syringe"). In December 2002, approximately one year after filing the 510(k), the FDA determined that a premarket approval application ("PMA") would be required instead of the 510(k). We decided not to pursue FDA approval of the Rippstein Syringe.

         The FDA approval process can take years and be expensive, especially if a PMA is required. A PMA is much more rigorous and expensive to complete than a 510k. In addition, the Medical Device User Fee and Modernization Act, enacted in 2002, now allows the FDA to assess and collect user fees for 510k and for PMA applications. Fees for fiscal year 2003 range from $2,187 for a 510(k) to $154,000 for a PMA, although fee reductions may be available for companies qualifying as small businesses. There is no assurance that we will qualify for fee reductions or have the funds necessary to apply for or obtain FDA approval for our safety needle devices. There is no assurance that our safety needle devices will qualify for the FDA's 510k application approval process. The FDA approval process could take a significant amount of time, if not years, to complete and there is no assurance that FDA approval for our safety needle devices will ever be obtained. If FDA approval is not obtained, then we will not be able to sell our products in the United States, our primary target market, which could have a material adverse effect on our future business prospects.

--------------------------------------------------------------------------------
If We Are Not Be Able To Enter Into Manufacturing Arrangements For Our Safety Needle Devices Then Our Future Prospects Could Be Harmed.
--------------------------------------------------------------------------------
     We must establish manufacturing capabilities before our products can be sold. We have no experience in establishing, supervising or conducting commercial manufacturing. We plan to rely on third party contractors to manufacture our products, although we have not yet entered into such arrangements. We may not be successful in ever establishing manufacturing capabilities for our products. Relying on third parties may expose us to the risk of not being able to directly oversee the manufacturing process, which may adversely affect the production and quality of our products. Furthermore, these third-party contractors, whether foreign or domestic, may experience regulatory compliance difficulty, mechanical shutdowns, employee strikes, or other unforeseeable acts that may delay or prevent production. We may not be able to manufacture our safety needle devices in sufficient quantities at an acceptable cost, or at all, which could materially adversely affect our future prospects.

--------------------------------------------------------------------------------
If Our Retractable Safety Needle Devices May Prove To Be Too Expensive to Manufacture and Market Successfully Then Our Future Prospects Could Be Harmed.
--------------------------------------------------------------------------------
     Our retractable safety needle devices may prove to be too expensive to manufacture and market successfully. Market acceptance of our products will depend in large part upon our ability to demonstrate the operational and safety advantages of our product as well as the cost effectiveness of our product compared to both standard and other safety needle products. If we are unable to produce a safety syringe at a cost that is competitive with standard non-safety syringes or other safety needle products, we may not be able to sell our product. This could have a material adverse effect on our operations.

--------------------------------------------------------------------------------
If We Are Not Able To Establish Marketing, Sales and Distribution Arrangements For Our Safety Needle Devices Then Our Future Prospects Could Be Harmed.
--------------------------------------------------------------------------------
     We must establish marketing, sales and distribution capabilities before our product can be sold. We have no experience in establishing such capabilities. Until we have established manufacturing arrangements, we do not plan to devote any meaningful time or resources to establishing marketing sales or distribution capabilities. If we determine that our safety needle devices are commercially viable, we intend to enter into agreements with third parties to market, sell and distribute our products. However, we may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors.

     If we do not enter into relationships with third parties to market, sell and distribute our planned product, we will need to develop our own such capabilities. We have no experience in developing, training or managing a sales force. If we choose to establish a direct sales force, we will incur substantial additional expenses in developing, training and managing such an organization. We may not be able to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete against these other companies. We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

     We may be unable to engage qualified distributors. Even if engaged, it may take a significant amount of time, even years, before the distributors can market our products. The distributors may fail to satisfy financial or contractual obligations to us. They may fail to adequately market our products. They may cease operations with little or no notice to us or they may offer, design, manufacture or promote competing products.

--------------------------------------------------------------------------------
If We Are Unable To Protect Our Retractable Safety Needle Devices, Or To Avoid Infringing On the Rights of Others, Our Ability To Compete Will Be Impaired.
--------------------------------------------------------------------------------
     We have been issued a U.S. patent related to our retractable safety blood drawing device and we have applied for a U.S. patent for our retractable safety syringe (3cc with locking mechanism). There is no assurance that a U.S. patent for the retractable safety syringe will be issued to us. We do not have foreign patent protection for our retractable safety needle devices and there is no assurance that we will have the financial resources to apply for such foreign patent protections, that such foreign patent protections will be available to us or if available, that they will result in any meaningful protection for our retractable safety needle devices. Even if we are successful in obtaining patent protection, whether in the U.S. or abroad, it may not afford protection against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate our technology.

     Although we rely on trade secrets to protect our technology and require certain parties to execute non-disclosure and non-competition agreements, these agreements could be breached, and our remedies for breach may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. If we lose any of our trade secrets, our business and ability to compete could be harmed.

     Despite our efforts to protect our proprietary rights, we face the risks that pending patent applications may not be issued, that patents issued to us may be challenged, invalidated or circumvented; that unauthorized parties may obtain and use information that we regard as proprietary; that intellectual property laws may not protect our intellectual property; and effective protection of intellectual property rights may be limited or unavailable in China, where we plan to manufacture our retractable safety syringe, or in other foreign countries where we may manufacture and/or sell our retractable safety needle devices. The lack of adequate remedies and impartiality under any foreign legal system may adversely impact our ability to protect our intellectual property.

     Our commercial success depends in part on our avoiding the infringement of patents and proprietary rights of other parties and developing and maintaining a proprietary position with regard to our own technologies and products. We cannot predict with certainty whether we will be able to enforce our patents. We may lose part or all of our patents as a result of challenges by competitors. Patents that may be issued, or publications or other actions could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents.

     We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine who has the right to a patent for these inventions in the United States. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend against infringement claims of others. Litigation or interference proceedings could divert our management's time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

     An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license intellectual property from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference proceeding may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

--------------------------------------------------------------------------------
If We Begin Manufacturing Our Retractable Safety Syringe In China, Our Future Business Prospects May Be Harmed If Political, Economic Or Social Uncertainties In China Develop Into Actual Events.
--------------------------------------------------------------------------------
     If manufacturing of our retractable safety syringe in China begins, our business will subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the
encouragement    of   private    economic    activity   and   greater   economic
decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them from time to time, with little or no prior notice, to our detriment. A lack of adequate remedies and impartiality under the Chinese legal system may adversely impact our ability to do business in China and to enforce the agreement or purchase orders to which we may become a party. At various times during recent years, the United States and China have had significant disagreements over political, economic and social issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could adversely affect our ability to do business in China.

--------------------------------------------------------------------------------
If We Are Not Able to Compete Successfully, Then Our Business Prospects Will Be Materially Adversely Affected.
--------------------------------------------------------------------------------
     Our products may compete in the United States and abroad with the safety needle devices and standard non-safety needle devices manufactured and distributed by companies such as Becton Dickinson, Tyco International, Inc. (Kendall Healthcare Products Company), B. Braun, Terumo Medical Corporation of Japan, Med-Hut, Inc. and Johnson & Johnson. Developers of safety needle devices against which we compete include Med-Design Corp., New Medical Technologies, Retractable Technologies, Inc., Univec, Inc. and Specialized Health Products International, Inc. Many of our competitors are substantially larger and better financed than we are and have more experience in developing medical devices than we do. These competitors may use their substantial resources to improve their current products or to develop additional products that may compete more effectively with our products, or may render our products obsolete. In addition, new competitors may develop products that compete with our products, or new technologies may arise that could significantly affect the demand for our products. Even if we are successful in bringing our products to market, there is no assurance that we can successfully compete. We cannot predict the development of future competitive products or companies. We will be materially adversely affected if we are unable to compete successfully.

--------------------------------------------------------------------------------
Because We Depend On A Single Technology, We Are Vulnerable to Superior Competing Products Or New Technologies That Could Make Our Retractable Safety Needle Devices Obsolete
--------------------------------------------------------------------------------
     Because we have a narrow focus on a particular product and technology (i.e. retractable safety needle devices), we are vulnerable to the development of superior competing products and to changes in technology which could eliminate or reduce the need for our products. If a superior technology is created, the demand for our product could greatly diminish causing our future prospects to be materially adversely affected.

--------------------------------------------------------------------------------
Your Ownership Interest May Be Diluted And The Value Of The Shares Of Our Common Stock May Decline By The Exercise Of Stock Options And Warrants We Have Granted Or May Grant In The Future.
--------------------------------------------------------------------------------
     As of November 13, 2003, we had outstanding options to purchase up to 11,050,000 shares of common stock at exercise prices ranging from $0.05 to $0.50 per share and outstanding warrants to purchase up to approximately 9,049,000 shares of common stock at exercise prices ranging from $0.25 to $0.50 per share. To the extent that the outstanding options and warrants are exercised, your ownership interest may be diluted. If the warrants and options are exercised and sold into the market, they could cause the market price of our common stock to decline.

--------------------------------------------------------------------------------
The Loss Of The Services Of Our Product Designers And Our Employees Could Have A Material Adverse Effect On Our Business.
--------------------------------------------------------------------------------

     Our retractable safety needle devices were designed by the Genesis Design Group of Simi Valley, California and Dr. Thomas Coughlin, Jr, our medical advisor. The loss of the services of Genesis Design Group and/or Dr. Coughlin and the inability to retain acceptable substitutes could have a material adverse effect on our future prospects. We are also dependent upon the services of our officer and employees. We are presently in default of employment agreements and there is no assurance that the individuals subject to such agreements will continue to serve without being paid. The loss of the services of these key personnel or the inability to retain such experienced personnel could have a material adverse effect on our ability to continue operating.

--------------------------------------------------------------------------------
Because We Have Limited Experience In The Medical Device Industry An Our Officer And Employees Have Other Business Interests, Our Business Business May Take Longer To Develop, Which Could Adversely Affect Our Future Prospects.
--------------------------------------------------------------------------------

     We have had limited experience in the medical device industry. In addition, our officer and employees may be involved in a range of business activities that are not related to our business. Consequently, there are potential conflicts in the amount of time each can devote to our business. Consequently, our business may take longer to develop, which could adversely affect our future prospects.

--------------------------------------------------------------------------------
Because Our Stock Price Is Volatile, Your Investment In Our Securities Could Decline In Value, Resulting In Substantial Losses To You
--------------------------------------------------------------------------------
     The market price of our common stock, which is traded on the OTC National Quotation Bureau "Pink Sheets" under the symbol "MXON", has been, and may continue to be, highly volatile. Factors such as announcements of product development progress, financings, technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the medical devices industry may have a significant impact on the market price of our common stock. In general, medical device stocks tend to be volatile even during periods of relative market stability because of the high rates of failure and substantial funding requirements associated with medical device companies. Market conditions and conditions of the medical device sector could also negatively impact the price of our common stock.

--------------------------------------------------------------------------------
Because Our Stock Is Considered To Be A "Penny Stock", Your Ability To Sell Your Stock May Be Limited
--------------------------------------------------------------------------------
     The Penny Stock Act of 1990 requires specific disclosure to be made available in connection with trades in the stock of companies defined as "penny stocks". The Securities and Exchange Commission (SEC) has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. If an exception is unavailable, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risk associated therewith as well as the written consent of the purchaser of such security prior to engaging in a penny stock transaction. The regulations on penny stock may limit the ability of the purchasers of our securities to sell their securities in the secondary marketplace.

--------------------------------------------------------------------------------
We Do Not Expect To Pay Dividends
--------------------------------------------------------------------------------
     We have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on our common stock.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares being offered by the Selling Security Holders. Such proceeds will be received by the Selling Security Holders. However, we will receive proceeds of up to $400,000 from the exercise of options held by these Selling Security Holders if, and to the extent that, such options are exercised. We plan to use the proceeds from such option exercises for general and administrative expenses.

                            SELLING SECURITY HOLDERS

     The following table and discussion sets forth certain information with respect to the selling security holders.

                                                                  Shares of
                                                     Shares of      Common                    Shares of
                                                      Common        Stock                      Common         Percent
                                                       Stock       Issuable                     Stock           of
                                    Relationship       Owned         Upon                       Owned         Shares
                                    with Company      Before       Exercise     Number of       After          Owned
                                    during past        this       Of Options      Shares        this           After
Selling Security Holder             three years      Offering         (2)       Offered (1)    Offering(1)    Offering
--------------------------------- ----------------- ------------ ------------- ------------- --------------- -------------
Vicki L. Pippin                       Employee        725,000     2,000,000     2,000,000      725,000          **
Kara Greuel                          Consultant        11,116     2,000,000     2,000,000       11,116          **
Thomas R. Coughlin, Jr.               Employee        475,000     2,000,000     2,000,000      475,000          **
Rhonda R. Vincent                     Employee        812,200     2,000,000     2,000,000      812,200          1.5%


(1) Assumes all common shares offered are sold pursuant to this offering. Selling shareholder, however, may choose to sell only a portion or none of his shares of common stock. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock.

(2) Options may be exercised only if said exercise would not place Selling Security Holder's beneficial ownership in excess of 9.9% of the Company's outstanding shares.

**   Less than 1% of the Company's outstanding common stock.


                              PLAN OF DISTRIBUTION

     We are registering securities on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of such securities will be paid by us. Our estimate of such costs, expenses and fees is $5,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the Selling Security Holders.

     The Selling Security Holders may sell, from time to time, up to 8,000,000 shares of common stock to be issued upon the exercise of common stock options. Each Selling Security Holder may sell his or her shares in market transactions on the OTC Bulletin Board, to a broker-dealer, including a market maker, who purchases the shares for its own account, in private transactions, or by gift. Each Selling Security Holder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

     The decision to sell any securities is within the discretion of the Selling Security Holder. Each is free to offer and sell his or her securities at times, in a manner and at prices as he or she determines.

     Each Selling Security Holder may sell the shares at a negotiated price or at the market price or both. He may sell his shares directly to a purchaser or he may use a broker. If a broker is used, the Selling Security Holder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the Selling Security Holders for the sale of any of their shares.

     Each Selling Security Holder and broker-dealers, if any, acting in connection with sales by the Selling Security Holder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the Selling Security Holders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to their sales in the market. We have furnished the Selling Security Holders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.


                                  LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock being registered pursuant to this registration statement will be passed upon by Kaufman & Associates PLLC. Ronald C. Kaufman, a member of Kaufman & Associates, PLLC owns 2,000,000 shares of our common stock which are being registered pursuant to this Form S-8 Registration Statement.


                                     EXPERTS

     The balance sheet of Maxxon as of December 31, 2002 and the statements of operations, shareholders' equity and cash flows for the period from inception (October 6, 1998) to December 31, 2002 and for the years ended December 31, 2002 and 2001, incorporated by reference in this prospectus, have been included herein in reliance on their report, which includes an explanatory paragraph on our ability to continue as a going concern, of Sutton Robinson Freeman & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may telephone the SEC at 1-800-SEC-0330 for more information about the public reference facilities.

     We maintain a website at http://www.maxxoninc.com, at which you can access our SEC filings. We make those filings available on our website as soon as practicable.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934

     1. Our Quarterly Report on Form 10-QSB for the period ended September 30, 2003 and filed with the SEC on November 14, 2003;

     2. Our Quarterly Report on Form 10-QSB for the period ended June 30, 2003 and filed with the SEC on August 14, 2003; and

     3. Our Quarterly Report on Form 10-QSB for the period ended March 31 2003 and filed with the SEC on May 15, 2003; and

     4. Our Form 10-KSB for the period ended December 31, 2002 and filed with the SEC on April 15, 2003.

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the statement.

     If we file any document with the SEC that contains information which is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

     We will provide a copy of the documents referred to above without charge if you request the information from us. You should contact Gifford M. Mabie, President, Maxxon, Inc., 9202 South Toledo Avenue, Tulsa, Oklahoma, 74137, telephone (918) 491-7557, if you wish to receive any of such material.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     We incorporate by reference into this registration statement the following documents which we previously filed with the Securities and Exchange Commission:

     (1) Our Quarterly Report on Form 10-QSB for the period ended September 30, 2003 and filed with the SEC on November 14, 2003.

     (2) Our Quarterly Report on Form 10-QSB for the period ended June 30, 2003 and filed with the SEC on August 14, 2003.

     (3) Our Quarterly Report on Form 10-QSB for the period ended March 31 2003 and filed with the SEC on May 15, 2003.

     (4) Our Form 10-KSB for the period ended December 31, 2002 and filed with the SEC on April 15, 2003

     In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and before we file a post-effective amendment to this registration statement that indicates that all securities offered pursuant to this registration have been sold, or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part of this registration statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated by reference, in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement, modifies or supersedes that statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain legal matters with respect to the shares of common stock being registered pursuant to this registration statement will be passed upon by Kaufman & Associates, PLLC. Ronald C. Kaufman, a member of Kaufman & Associates, PLLC owns 2,000,000 shares of our common stock which are being registered pursuant to this Form S-8 Registration Statement.

Item 6. Indemnification of Officers and Directors.

     Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Nevada law of all persons we have the power to indemnify under Nevada law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The indemnification provisions of our Certificate of Incorporation and Bylaws may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

     We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

   Exhibit Number   Description of Exhibit
   --------------   ----------------------
        5.1         Opinion of Kaufman & Associates

        23.1        Consent of Sutton Robinson Freeman & Company, P.C.

        23.2        Consent of Kaufman & Associates (included in Exhibit 5.1)

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Oklahoma, on this 21st day of January, 2004.


                                          MAXXON, INC.


                                          /s/ GIFFORD M. MABIE
                                          ------------------------------
                                          Gifford M. Mabie
                                          President and Chief Executive Officer